Exhibit 11. Statement Re Computation of Per Share Earnings

     (In 000's, except per share data)
                                         Quarters ended March 31,
                                             1997      1996
     Primary
     Earnings:
      Net earnings                         $ 1,074   $ 3,109
      Deduct dividends on preference stock     630       633

      Net earnings applicable to
       common stock                        $   444   $ 2,476

     Shares:
      Weighted average number of common
       shares outstanding                   14,769    14,708
      Dilutive effect of outstanding
       options and rights (as determined
       by the application of the treasury
       stock method at the average market
       price for the period)                   111       115
      Weighted average number of shares
       outstanding, as adjusted             14,880    14,823

     Primary earnings per share            $  0.03   $  0.17

     Fully diluted
     Earnings:
      Net earnings                         $ 1,074   $ 3,109
      Deduct dividends on preference
       stock (1)                               630       633

      Net earnings applicable to
       common stock                        $   444   $ 2,476

     Shares:
      Weighted average number of common
       shares outstanding                   14,769    14,708
      Dilutive effect of outstanding
       options and rights (as determined
       by the application of the treasury
       stock method at the higher of the
       closing or the average market price
       for the period)                         111       143

      Weighted average number of shares
      outstanding, as adjusted              14,880    14,851

     Fully diluted earnings per share      $  0.03   $  0.17

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     Exhibit 11. Statement Re Computation of Per Share Earnings
     (continued)

     (In 000's, except per share data)
                                         Quarters ended March 31,
                                               1997       1996
    Additional Fully Diluted Computation (2)
     Earnings:
      Net earnings                          $ 1,074    $ 3,109

     Shares:
      Weighted average number of common shares
       outstanding                           14,769     14,708
     Dilutive effect of outstanding options and
       rights (as determined by the application of
       the treasury stock method at the higher of
       the closing or average market price for
       the period)                              111        143
      Shares issuable from assumed exercise of
       convertible preference stock           1,664      1,682

      Weighted average number of shares
       outstanding, as adjusted              16,544     16,533

     Fully diluted earnings per share       $  0.06    $  0.19


     (1) The inclusion of preference stock in the fully dilutive computation would have an anti-dilutive effect on earnings per share.

     (2) This calculation is submitted in accordance with Securities Exchange Act of 1934, Regulation S-K, paragraph
     229.601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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